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                                                                    Exhibit 3.28

                              MAXI DRUG SOUTH, L.P.
                        AGREEMENT OF LIMITED PARTNERSHIP

                           Dated as of January 8, 2002

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                              MAXI DRUG SOUTH, L.P.
                        AGREEMENT OF LIMITED PARTNERSHIP

     THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of January 8, 2002 (this "Agreement"), of Maxi Drug South, L.P. (the "PARTNERSHIP") is entered into by and among Maxi Drug, Inc., a Delaware corporation, as general partner (the "GENERAL PARTNER"), and Maxi Drug North, Inc., a Delaware corporation and the other signatories hereto from time to time admitted as limited partners (the "LIMITED PARTNERS").

                                    RECITAL:

     WHEREAS, the General Partner and the Limited Partners desire to form a limited partnership under and pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 DEL. C. Section 17-101 ET SEQ. (as from time to time amended and including any successor statute of similar import, the "ACT"):

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

     Certain capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

     "ACCOUNTANTS" shall mean Arthur Andersen LLP, Boston, Massachusetts or any successor firm of independent certified public accountants selected by the General Partner.

     "ACT" - Recital.

     "ADJUSTED CAPITAL ACCOUNT BALANCE" shall mean, with respect to any Partner for any Fiscal Period, the balance, if any, in such Partner's Capital Account as of the end of such Fiscal Period, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts that such Partner is obligated to restore under this Agreement or otherwise, or is deemed obligated to restore as described in the penultimate sentences of Regulations Section 1.704-2(g)(l) and Regulations Section 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "AFFILIATE" shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, which shall include any other Person that owns beneficially, directly or indirectly, 25% or more of the outstanding

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capital stock, shares or equity interests of such Person or of any other Person controlling, controlled by or under common control with such Person.

     "AGREEMENT" - Preamble.

     "BOOK GAIN" or "BOOK LOSS" shall mean the gain or loss recognized by the Partnership for book purposes in any Fiscal Period by reason of the sale, exchange or other disposition of any Partnership asset. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such asset as of the date of such sale, exchange or other disposition, rather than by reference to the tax basis of such asset as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly requires otherwise.

     "BOOK VALUE" of an asset shall mean, as of any particular date, the value at which the asset is properly reflected on the books and records of the Partnership as of such date. The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Partnership by a Partner, in which case the initial Book Value shall be the fair market value of such asset as stated in Section 3.1 (or, if no such value is stated in Section 3.1, as otherwise reasonably determined by the General Partner), and such Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which the Partnership is entitled for income tax purposes with respect thereto. The Book Values of all Partnership assets shall be adjusted to equal their respective fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis additional Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets, including money, if, as a result of such distribution, such Partner's interest in the Partnership is reduced; and
(iii) except as provided in Regulations Section 1.704-1(b)(2)(iv)(l), the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

     "BUSINESS" - Section 2.6.

     "BUSINESS DAY" shall mean a day on which banks are open for business in Providence, Rhode Island.

     "CAPITAL ACCOUNT" - Section 3.3.

     "CAPITAL CONTRIBUTION" shall mean the amount of cash and the agreed fair market value of any property contributed to the Partnership by a Partner.

     "CERTIFICATE" - the Certificate of Limited Partnership of the Partnership as filed with the Secretary of State of the State of Delaware, as it shall be amended and in effect from time to time.

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     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, any Regulations promulgated thereunder.

     "DEPRECIATION" shall mean, for each Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the General Partner.

     "EFFECTIVE DATE" shall mean the date of this Agreement.

     "ENTITY" shall mean any general partnership, limited partnership, limited liability partnership, corporation, joint venture, limited liability company, trust, business trust, cooperative or association.

     "FISCAL PERIOD" shall mean an accounting period for which the Profit or Loss of the Partnership is computed. The first fiscal period of the Partnership shall commence on the date hereof. Each Fiscal Period thereafter shall commence on the day immediately following the last day of the immediately preceding Fiscal Period. Each Fiscal Period shall end on the earliest to occur after the commencement of such Fiscal Period of (i) the end of a fiscal year of the Partnership, (ii) immediately prior to (a) the "liquidation" (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g)) of any Partner's interest in the Partnership, or (b) a change in the interest of any Partner in the Partnership, or (iii) the date on which the Partnership is terminated pursuant to the provisions of Article 10.

     "GENERAL PARTNER" - shall mean Maxi Drug, Inc., a Delaware corporation, or any Person who subsequently becomes an additional or substitute General Partner in accordance with this Agreement, in such Person's capacity as a general partner of the Partnership.

     "LIMITED PARTNERS" shall mean Maxi Drug North, Inc., a Delaware corporation, together with any Person who becomes a substituted or additional Limited Partner as provided herein and is listed as a Limited Partner of the Partnership in the books and records of the Partnership.

     "NOTICE" shall have the meaning set forth in Section 11.1.

     "PARTNER" shall mean any General or Limited Partner.

     "PARTNERSHIP" shall mean the limited partnership formed and operated in accordance

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with this Agreement, as said limited partnership may from time to time be constituted.

     "PERCENTAGE INTEREST" shall mean the percentage interest of a Partner in the Partnership at any particular time (but excluding any claims which such Partner may have against the Partnership as a creditor), as from time to time reflected on Schedule A hereto, as amended.

     "PERSON" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so admits.

     "PROFIT" and "LOSS" shall mean, for each Fiscal Period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, 1oss, or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

          (i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this provision shall be added to such taxable income or loss;

          (ii) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profit or Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

          (iii) Book Gain or Book Loss from the sale or other disposition of any asset of the Partnership shall be taken into account in lieu of any tax gain or tax loss recognized by the Partnership by reason of such sale or other disposition;

          (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Period, computed as provided in this Agreement; and

          (v) excluding any amounts specially allocated under Section 5.5 or 5.6,

     If the Partnership's taxable income or loss for such Fiscal Period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Partnership's Profit for such Fiscal Period, and if negative, such amount shall be the Partnership's Loss for such Fiscal Period.

     In the event that the Book Value of the Partnership assets is adjusted pursuant to the last sentence of the definition of Book Value, the amount of such adjustment shall be included in

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computing Profit or Loss. If any Partnership asset is distributed in kind
(whether in connection with the liquidation of the Partnership or otherwise), the Partnership shall be deemed to have realized Profit or Loss thereon in the same manner as if the Partnership had sold such asset for an amount equal to its fair market value on the date of distribution, as determined by the General Partner.

     "REGULATIONS" shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

     "REGULATORY ALLOCATIONS" shall have the meaning set forth in Section 5.6.

                                   ARTICLE 2.
                        FORMATION OF LIMITED PARTNERSHIP

     2.1. FORMATION. The parties, by execution of this Agreement, hereby enter into and join together in, and do hereby form, the Partnership as a limited partnership under and pursuant to the Act. Each party hereto represents and warrants that it is duly authorized to join in this Agreement and that the Person executing this Agreement on its behalf is duly authorized to do so.

     2.2. PARTNERSHIP NAME. The name of the Partnership shall be "Maxi Drug South, L.P.". The Business of the Partnership shall be conducted under such name or such other name or names as the General Partner shall from time to time select.

     2.3. THE CERTIFICATE, ETC. The Partners hereby agree to execute, and the General Partner agrees to file and record, all such certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited partnership, the ownership of property, and the conduct of business under the laws of the State of Delaware or Rhode Island and any other jurisdiction in which the Partnership may own property or conduct business, including, without limitation, qualification of the Partnership as a foreign limited partnership in any state in which such qualification is required.

     2.4. PRINCIPAL BUSINESS OFFICE, REGISTERED OFFICE AND REGISTERED AGENT. The principal business office of the Partnership will be located at 50 Service Avenue, Warwick, Rhode Island 02886, or at such other location as may hereafter be determined by the General Partner. The registered office of the Partnership will be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent for service of process on the Partnership will be Corporation Service Company, whose address is 2711 Centerville Road, Suite 400,

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Wilmington, Delaware 19808. The registered office and the registered agent of the Partnership may be changed by the General Partner from time to time in accordance with the then applicable provisions of the Act and any other applicable laws. The Limited Partners shall be notified by the General Partner of any change in such principal business office, registered office or registered agent for service of process within fifteen (15) Business Days of the date of such change.

     2.5. TERM OF PARTNERSHIP. The term of the Partnership commenced on the date of the initial filing of the Certificate with the office of the Secretary of State of the State of Delaware, and unless the Partnership is sooner dissolved and terminated pursuant to the provisions of Section 10.1, shall be perpetual.

     2.6. PURPOSES. The purposes of the Partnership are to acquire, develop, improve, lease, maintain, own, operate, manage, mortgage, hold, sell, exchange, dispose of and otherwise deal in and with the business of owning and operating pharmacies, and to conduct all activities necessary or convenient in connection therewith (such activities, the "BUSINESS").

     2.7. POWERS. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Partnership shall have the power and is hereby authorized:

             (a) to acquire, including from Affiliates, real and/or personal property as may be necessary, appropriate, convenient or incidental to the accomplishment of the purposes of the Partnership;

             (b) to borrow money and issue evidences of indebtedness, including from and to Affiliates, in furtherance of any or all of the purposes of the Partnership, and secure the same by mortgage, pledge or other lien on any assets of the Partnership;

             (c) to invest, including in Affiliates, any funds of the Partnership pending distribution or payment of the same pursuant to the provisions of this Agreement;

             (d) to prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Partnership, and in connection therewith execute any extensions, renewals or modifications relating thereto;

             (e) to engage Persons to provide services to the Partnership and to enter into contracts and agreements with such Persons, including Affiliates, in furtherance of the purposes of the Partnership;

             (f) to enter into partnerships or other ventures with other Persons, including Affiliates, in furtherance of the purposes of the Partnership; and

             (g) to do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or advisable with respect to the conduct of the

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Business of the Partnership, and have and exercise all of the powers and rights conferred upon limited partnerships formed pursuant to the Act.

                                   ARTICLE 3.
                                 CAPITALIZATION

     3.1.    CAPITAL CONTRIBUTIONS.

             (a) GENERAL PARTNER. The General Partner has, as of the Effective Date, transferred to the Partnership certain assets which shall constitute the General Partner's initial Capital Contribution hereunder, in exchange for the Percentage Interest reflected on Schedule A hereto.

             (b) LIMITED PARTNER. The Limited Partner has, as of the Effective Date, transferred to the Partnership certain assets which shall constitute the Limited Partner's initial Capital Contribution hereunder, in exchange for the Percentage Interest reflected on Schedule A hereto.

     3.2. ADDITIONAL CAPITAL CONTRIBUTIONS; LOANS. The Partners may, from time to time, if the General Partner determines that additional funds or property are required by the Partnership for any reason, make additional Capital Contributions to the Partnership and correspondingly amend the Percentage Interests reflected on Schedule A hereto. The General Partner may, if it deems it appropriate to do so, make loans to the Partnership or cause or permit Affiliates of the General Partner to make loans to the Partnership, on such terms as the General Partner deems advisable.

     3.3. CAPITAL ACCOUNTS. A separate capital account (a "CAPITAL ACCOUNT") shall be established and maintained for each Partner, including any substituted or additional Partner who shall hereafter acquire an interest in the Partnership, in accordance with the following provisions:

             (a) To each Partner's Capital Account there shall be credited the amount of cash and the fair market value of any other property actually contributed to the Partnership by such Partner in accordance with Section 3.1 or 3.2, such Partner's allocable share of Profit, the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner, and (to the extent not already included in Profit) any items in the nature of income or gain which are specially allocated to such Partner pursuant to Section 5.5 or 5.6 hereof.

             (b) To each Partner's Capital Account there shall be debited the amount of cash and the fair market value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement (but excluding amounts paid to a Partner in its capacity as a creditor of the Partnership), such Partner's allocable share of Loss, the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership, and (to the extent not already included in Loss) any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Section 5.5 or 5.6 hereof.

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             (c)    The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

             (d) A Partner shall not be entitled to withdraw any part of the Capital Account of such Partner or to receive any distributions from the Partnership except as provided in Article 6; nor shall a Partner be entitled to make any loan or Capital Contribution to the Partnership other than as expressly provided herein. No loan made to the Partnership by any Partner shall constitute a Capital Contribution to the Partnership for any purpose, and no payments of interest, principal or premium thereon shall constitute a distribution out of a Capital Account.

             (e) Except as expressly required by this Agreement or the Act, no Partner shall have any liability for the return of the Capital Contribution of any other Partner. A Partner who has more than one interest in the Partnership shall have a single Capital Account that reflects all such interests, regardless of the class of interest owned and regardless of the time or manner in which the interests were acquired.

     3.4. TRANSFER OF CAPITAL ACCOUNTS. In the event all or any portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Partnership, and reference in this Agreement to a Capital Contribution of or an allocation or distribution to a transferee Partner shall include a Capital Contribution of or allocation or distribution previously made to its transferor Partner on account of the transferred Partnership interest.

     3.5. DEFICIT CAPITAL ACCOUNTS. Except as required by the Act, no Partner with a deficit in its Capital Account shall be obligated to restore such deficit balance or make a Capital Contribution to the Partnership solely by reason of such deficit.

     3.6. ADDITIONAL LIMITED PARTNERS. The General Partner may admit any additional limited partners to the Partnership from time to time on terms and conditions that the General Partner deems fair and reasonable, in each such case without the prior consent of the Limited Partners.

                                   ARTICLE 4.
                     BOOKS; REPORTS; TAX ELECTIONS; ACCOUNTS

     4.1. BOOKS AND RECORDS. The General Partner shall keep, or cause to be kept, complete and accurate books of account and records of the Partnership. The books of the Partnership shall be kept on the accrual basis of accounting and all such books and records shall at all times be maintained or made available at the principal business office of the Partnership. The General Partner shall also maintain all such other books and records as shall from time to time be required by the Act.

     4.2. FILING OF RETURNS AND OTHER WRITINGS; TAX MATTERS PARTNER. The General Partner shall

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cause the preparation and timely filing of all Partnership tax returns and shall, on behalf of the Partnership, timely file all other writings required by any governmental authority having jurisdiction to require such filing. The General Partner shall serve as the "tax matters partner" for purposes of Section 6231 of the Code, and shall make such tax elections and other determinations as it deems appropriate.

     4.3. FISCAL YEAR. Except as may be otherwise determined from time to time by the General Partner or as otherwise required by the Code, the fiscal year of the Partnership shall end on May 31 of each year.

                                   ARTICLE 5.
                                  ALLOCATIONS

     5.1. ALLOCATION OF PROFIT AND LOSS. Subject to the special allocations set forth in Section 5.5 or 5.6, Profit and Loss of the Partnership for each Fiscal Period shall be allocated in accordance with each Partner's Percentage Interest.

     5.2. ALLOCATIONS FOR TAX AND BOOK PURPOSES. Except as otherwise provided herein, any allocation to a Partner for a Fiscal Period of a portion of the Profit or Loss, or of a specially allocated item, shall be determined to be an allocation to that Partner of the same proportionate part of each item of income, gain, loss, deduction, actual or deemed Code Section 705(a)(2)(B) expenditure, tax exempt income or credit, as the case may be, as is earned, realized or available by or to the Partnership for federal (and, if applicable, state and local income) tax purposes.

     5.3. CERTAIN ACCOUNTING MATTERS. For purposes of determining the Profit, Loss or any other items allocable to any period, Profit, Loss and any such other items shall be allocated on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

     5.4.    TAX ALLOCATIONS: CODE SECTION 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution. In the event that the Book Value of any Partnership asset is subsequently adjusted in accordance with the last sentence of the definition of Book Value, any allocation of income, gain, loss and deduction with respect to such asset shall thereafter take account of any variation between the adjusted tax basis of the asset to the Partnership and its Book Value in the same manner as under Section 704(c) of the Code and any Regulations promulgated thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in its sole and absolute discretion. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profit, Loss or distributions pursuant to any provision of this Agreement.

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     5.5.    COMPLIANCE WITH SECTION 704(b).

             (a) QUALIFIED INCOME OFFSET. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in accordance with the requirements of Regulations Section 1.704-1(b)(2)(ii)(d). This Section 5.5(a) is intended to comply with the qualified income offset provision of such Regulations Section, and shall be interpreted consistently therewith.

             (b) GROSS INCOME ALLOCATION. If any Partner would otherwise have an Adjusted Capital Account Balance deficit as of the last day of any Fiscal Period, items of income and gain of the Partnership shall be specially allocated to such Partner (in the manner specified in Section 5.5(a) hereof) so as to eliminate such Adjusted Capital Account Balance deficit as quickly as possible, provided that an allocation pursuant to this Section 5.5(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Balance deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 5.5(b) were not in this Agreement.

             (c) LIMITATION ON LOSS ALLOCATIONS. No item of deduction or loss of the Partnership shall be allocated to a Partner if such allocation would cause or increase an Adjusted Capital Account Balance deficit. In the event that some but not all of the Partners would have Adjusted Capital Account Balance deficits as a result of an allocation of Loss pursuant to this Article 5, the limitation set forth in this Section 5.5(c) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible Loss to each Partner under Regulations Section 1.704-1(b)(2)(ii)(d).

             (d) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article 5, if there is a net decrease in partnership minimum gain or partner minimum gain (as such terms are defined in Regulations Section 1.704-2) during any Fiscal Period, prior to any other allocation pursuant hereto, items of Partnership income and gain for such Fiscal Period (and, if necessary, for subsequent fiscal years or periods) shall be specially allocated among the Partners in accordance with Regulations Sections 1.704-2(f) and (i). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and (j)(2).

             (e) PARTNER NONRECOURSE DEDUCTIONS. "Partner nonrecourse deductions" (as such term is defined in Regulations Section 1.704-2(i)) for any Fiscal Period shall be specially allocated to the Partners in accordance with the requirements of such Regulations Section.

             (f) NONRECOURSE DEDUCTIONS. "Nonrecourse deductions" (as such term is defined in Regulations Section 1.704-2(b)) for any Fiscal Period shall be allocated among the Partners in proportion to their Percentage Interests or as otherwise required by such Regulations Section.

     5.6. CURATIVE ALLOCATIONS. The allocations set forth in Section 5.5 (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of Regulations Sections 1.704-

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1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Profits, Losses and similar items. Accordingly, Profit, Loss and other items will be reallocated among the Partners (in the same Fiscal Period, and to the extent necessary, in subsequent Fiscal Periods) in a manner consistent with Regulations Sections 1.704-1(b) and 1.704-2 so as to prevent the Regulatory Allocations from distorting the manner in which Profit, Loss and other items are intended to be allocated among the Partners pursuant to Article 5.

                                   ARTICLE 6.
                                 DISTRIBUTIONS

     6.1. DISTRIBUTIONS OTHER THAN UPON LIQUIDATION. The General Partner shall make distributions to the Partners in proportion to the Partners' Percentage Interests, in cash or property, at such times and in such amounts as the General Partner shall determine, provided that no Partner's Adjusted Capital Account Balance shall fall below zero (or become more negative) as a result of such distribution.

     6.2. DISTRIBUTIONS IN LIQUIDATION. At the close of the term of the Partnership, or upon its earlier liquidation and dissolution in accordance with
Section 10.1, the Partnership's assets, including the proceeds from the sale, exchange or other disposition thereof, shall be applied and distributed in the following order of priority:

             (i) to the payment of any debts and liabilities of the Partnership (including debts and liabilities to Partners);

             (ii) to the setting up of reserves to provide for any contingent, conditional or unmatured liabilities or obligations of the Partnership; and

             (iii) to the Partners in proportion to and to the extent of the positive balances of the Capital Accounts of the Partners (after reflecting in such Capital Accounts all adjustments thereto necessitated by all Partnership transactions for the fiscal year or other period of the Partnership in which the liquidation of the Partnership occurs prior to or simultaneously with such distribution).

     All payments under this Section 6.2 shall be made as soon as reasonably practicable and in any event by the end of the fiscal year in which such liquidation or winding up occurs or, if later, within ninety (90) days after the date of such liquidation or the date such winding up occurs.

                                   ARTICLE 7.
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

     7.1. LIMITED LIABILITY. No Limited Partner shall be personally liable for any of the debts, liabilities, obligations or contracts of the Partnership, nor shall a Limited Partner be required to

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lend any funds to the Partnership. A Limited Partner shall only be liable to make payment of such Limited Partner's Capital Contributions as and when due hereunder. If and to the extent a Limited Partner's Capital Contributions shall be fully paid, the Limited Partner shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to the Limited Partner, be required to make any further contributions to the Partnership.

     7.2. NO CONTROL. No Limited Partner shall participate in the management or control of the business of, or transact any business for, the Partnership. No Limited Partner shall have the power to sign for or bind the Partnership. No Limited Partner shall have the right to have the Partnership dissolved or liquidated or to have its Capital Contributions returned except as provided in this Agreement.

                                   ARTICLE 8.
                   RIGHTS AND OBLIGATIONS OF GENERAL PARTNER

     8.1. IN GENERAL. The General Partner shall have complete and exclusive discretion in the management and control of the affairs and business of the Partnership and all powers necessary, desirable, convenient or appropriate to carry out the purposes, conduct the business, exercise the powers and administer the affairs of the Partnership. The General Partner shall possess and enjoy, subject to the provisions of this Agreement, with respect to the Partnership all of the rights and powers of a partner of a partnership without limited partners to the extent permitted by Delaware law.

     8.2. DELEGATION OF POWERS AND DUTIES. Except as otherwise provided under this Agreement or by law, the General Partner may delegate all or any of its duties to any of its officers, employees, partners, and agents and in furtherance of such delegation may elect, employ, contract or deal with any Person (including any Affiliate of the General Partner).

     8.3. RELIANCE BY THIRD PARTIES. No person dealing with the Partnership, or its assets, whether as mortgagee, assignee, purchaser, lessee, grantee or otherwise shall be required to investigate the authority of the General Partner in purchasing, selling, assigning, leasing, mortgaging, conveying or otherwise dealing with any Partnership asset nor shall any such purchaser, seller, assignee, lessee, mortgagee, grantee or other Person entering into a contract with the Partnership be required to inquire as to whether the approval of the Partners for any such purchase, sale, assignment, lease, mortgage, transfer or other transaction has been first obtained. Any such Person shall be conclusively protected in relying upon a certificate of authority or any other material fact signed by the General Partner, or in accepting any instrument signed by the General Partner in the name and on behalf of the Partnership or the General Partner.

     8.4. LIABILITY FOR ACTS OR OMISSIONS AND INDEMNIFICATION. Subject to the fiduciary duties of a general partner to a limited partner as provided by law, the General Partner and its Affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner or its Affiliates, in good faith, determined that such course of conduct is in, or not opposed to, the best interest of the Partnership, and such course of conduct did not constitute gross negligence or willful misconduct of the General Partner or its Affiliates. To the fullest extent permitted by law, the General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of gross negligence or willful misconduct on the part of the General Partner or its Affiliates. Any claim for indemnification shall be paid from, and only to the extent of, the Partnership's assets and no Partners shall have any personal liability on account thereof.

     8.5. OTHER INTERESTS OF THE GENERAL PARTNER AND ITS AFFILIATES. Except as otherwise provided in this Agreement, the General Partner and any Affiliates of the General Partner may engage in or possess an interest in other business ventures (not connected with the Partnership) of every kind and description, independently or with others. Neither the Partnership nor the Limited Partners shall have any rights in and to such other accounts, partnerships or other ventures or the income or profits therefrom by reason of the General Partner's position with the Partnership.

                                   ARTICLE 9.
                       TRANSFERS OF PARTNERSHIP INTERESTS

     9.1. ASSIGNMENT. No Limited Partner may assign all or any part of its interest in the) Partnership without the consent of the General Partner.

     9.2. SUBSTITUTION. The General Partner shall admit to the Partnership as a substitute Limited Partner any permitted assignee of a Limited Partner's interest in the Partnership.

     9.3 RIGHTS OF SUCCESSORS OF A LIMITED PARTNER ON BANKRUPTCY, INSOLVENCY, ETC. The bankruptcy, insolvency, dissolution or other termination of any Limited Partner shall not dissolve the Partnership. In such event, the legal representative or successor in interest to such Limited Partner shall have all the rights and be subject to all the same limitations as the Limited Partner under this Agreement, including without limitation the right to assign the Limited Partner's interest in the Partnership, subject to the provisions of this
Article 9, and to become a substitute Limited Partner.

     9.4. STATUS OF AN ASSIGNING LIMITED PARTNER. Any Limited Partner who shall assign all of its Limited Partner interest in the Partnership in accordance with Section 9.1 shall cease to be a Limited Partner of the Partnership, and shall no longer have any of the rights or privileges of a Limited Partner, except that unless and until a substitute Limited Partner is admitted in its stead, such assigning Limited Partner shall retain the statutory rights of an assignor of a limited partnership interest under the Act.

     9.5. WITHDRAWAL OF LIMITED PARTNERS. Except upon transfer of a Limited Partner's entire

Limited Partner interest in the Partnership and the admission of the transferee as a substituted Limited Partner in compliance with the terms hereof, no Limited Partner shall have the right to withdraw from the Partnership except with the consent of all of the Partners.

                                   ARTICLE 10.
                                  TERMINATION

     10.1. DISSOLUTION AND WINDING UP. The Partnership shall be dissolved and its affairs wound up on the first to occur of the following:

             (a) an election to dissolve the Partnership made in writing by the General Partner with the consent of a majority of the Limited Partners;

             (b) the sale or other disposition of all or substantially all of the assets of the Partnership, unless the General Partner elects to continue the Partnership business solely for the purpose of the receipt and collection of a note and payments thereon or the collection of any other consideration to be received in exchange for the assets of the Partnership (which activities shall be deemed to be a part of such sale or other dispositions and the winding-up of the affairs of the Partnership) or, with the approval of a majority of the Limited Partners, for any other purpose;

             (c) the expiration of the term specified in Section 2.5 (including any extension, if applicable); or

             (d) any other event which causes the dissolution and/or winding-up of the Partnership under the Act.

     Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership shall have been distributed as provided herein and a certificate of cancellation shall have been filed with the Secretary of State of the State of Delaware.

     10.2. DISTRIBUTIONS UPON DISSOLUTION. Upon the dissolution of the Partnership, the General Partner, or if there is none, such other Person as is required by law to wind up the Partnership's affairs, shall proceed with the liquidation of the Partnership. During the period of dissolution and winding up of the Partnership, the General Partner or any Person performing such action may exercise all of the powers granted to the General Partner herein, and may adopt such plan, method or procedure as may be deemed reasonable in order to effectuate an orderly winding-up.

                                   ARTICLE 11.
                                  MISCELLANEOUS

     11.1. NOTICES. Any notices, consents, approvals, offers, elections and other communications required or permitted under this Agreement ("NOTICE") shall be deemed adequately given only if in writing and the same shall be delivered either in hand or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

     11.2. WORD MEANINGS. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

     11.3. BINDING PROVISIONS. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

     11.4. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence.

     11.5. SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

     11.6. SECTION TITLES. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     11.7. FURTHER ASSURANCES. The Partners shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

     11.8. ENTIRE AGREEMENT. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersede all prior understandings or agreements between the parties.

     11.9. WAIVER. The failure by any party hereto to insist upon or to enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such party's right to insist upon strict compliance with the provisions hereof. No delay in exercising any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. Each party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement, but only if such waiver is evidenced by a writing signed by such party.

     11.10. AMENDMENTS. The Agreement may not be amended except by an instrument in writing signed by all the Partners.

     11.11. AGREEMENT IN COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be considered an original and all shall constitute one and the same Agreement, binding upon all of the parties hereto, notwithstanding that all of the parties may not be signatories to the same counterpart.

     11.12. PARTITION. No Partner nor any successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned and each Partner, on behalf of such Partner and such Partner's successors, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest to assign, transfer, sell or otherwise dispose of any interest in the Partnership shall be subject to the limitations and restrictions set forth in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal as of the day and year first above written.

                                       GENERAL PARTNER:

                                       MAXI DRUG, INC.


                                       By: /s/ Michel Coutu
                                           -------------------------------
                                           Michel Coutu
                                           President and Chief Executive Officer

                                       LIMITED PARTNER:

                                       MAXI DRUG NORTH, INC.


                                       By: /s/ Michel Coutu
                                           -------------------------------
                                           Michel Coutu
                                           President and Chief Executive Officer

                              MAXI DRUG SOUTH, L.P.

                                   SCHEDULE A

               NAMES, ADDRESSES AND SUBSCRIPTIONS OF THE PARTNERS

Name and Address                Contribution            Percentage Interest
----------------                ------------            -------------------
Maxi Drug, Inc.                 $ 500                   50%
50 Service Avenue
Warwick, RI 02886

Maxi Drug North, Inc.           $ 500                   50%
142 Main Street
Salem, NH 02079

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                TABLE OF CONTENTS
                                   (continued)

                                                                                        Page
                                                                                        ----
ARTICLE 1.     DEFINITIONS                                                              1
ARTICLE 2.     FORMATION OF LIMITED PARTNERSHIP                                         5
     2.1.      Formation                                                                5
     2.2.      Partnership Name                                                         5
     2.3.      The Certificate, Etc                                                     5
     2.4.      Principal Business Office, Registered Office and Registered Agent        5
     2.5.      Term of Partnership                                                      6
     2.6.      Purposes                                                                 6
     2.7.      Powers                                                                   6
ARTICLE 3.     CAPITALIZATION                                                           7
     3.1.      Capital Contributions.                                                   7
     3.2.      Additional Capital Contributions; Loans                                  7
     3.3.      Capital Accounts                                                         7
     3.4.      Transfer of Capital Accounts                                             8
     3.5.      Deficit Capital Accounts                                                 8
     3.6.      Additional Limited Partners                                              8
ARTICLE 4.     BOOKS; REPORTS; TAX ELECTIONS; ACCOUNTS                                  9
     4.1.      Books and Records                                                        9
     4.2.      Filing of Returns and Other Writings; Tax Matters Partner                9
     4.3.      Fiscal Year                                                              9
ARTICLE 5.     ALLOCATIONS                                                              9
     5.1.      Allocation of Profit and Loss                                            9
     5.2.      Allocations for Tax and Book Purposes                                    9
     5.3.      Certain Accounting Matters                                               9
     5.4.      Tax Allocations: Code Section 704(c)                                     9
     5.5.      Compliance With Section 704(b)                                           10
     5.6.      Curative Allocations                                                     11
ARTICLE 6.     DISTRIBUTIONS                                                            11
     6.1.      Distributions Other Than Upon Liquidation                                11
     6.2.      Distributions in Liquidation                                             11
ARTICLE 7.     RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS                               12
     7.1.      Limited Liability                                                        12
     7.2.      No Control                                                               12
ARTICLE 8.     RIGHTS AND OBLIGATIONS OF GENERAL PARTNER                                12
     8.1.      In General                                                               12
     8.2.      Delegation of Powers and Duties                                          12
     8.3.      Reliance by Third Parties                                                13
     8.4.      Liability for Acts or Omissions and Indemnification                      13
     8.5.      Other Interests of the General Partner and its Affiliates                13

                                TABLE OF CONTENTS
                                   (continued)

                                                                                        Page
                                                                                        ----
ARTICLE 9.     TRANSFERS OF PARTNERSHIP INTERESTS                                       13
     9.1.      Assignment                                                               13
     9.2.      Substitution                                                             13
     9.3.      Rights of Successors of a Limited Partner on Bankruptcy, Insolvency, Etc 14
     9.4.      Status of an Assigning Limited Partner                                   14
     9.5.      Withdrawal of Limited Partners                                           14
ARTICLE 10.    TERMINATION                                                              14
     10.1.     Dissolution and Winding Up                                               14
     10.2.     Distributions Upon Dissolution                                           15
ARTICLE 11.    MISCELLANEOUS                                                            15
     11.1.     Notices                                                                  15
     11.2.     Word Meanings                                                            15
     11.3.     Binding Provisions                                                       15
     11.4.     Applicable Law                                                           15
     11.5.     Separability of Provisions                                               15
     11.6.     Section Titles                                                           16
     11.7.     Further Assurances                                                       16
     11.8.     Entire Agreement                                                         16
     11.9.     Waiver                                                                   16
     11.10.    Amendments                                                               16
     11.11.    Agreement in Counterparts                                                16
     11.12.    Partition                                                                16